Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about July 24, 2007 of Microtune, Inc. of our reports dated March 13, 2007, with respect to the consolidated financial statements of Microtune, Inc., Microtune, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Microtune, Inc., included in Microtune, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Dallas, Texas

July 23, 2007